UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 23, 2018

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ALBEMARLE CORPORATION
(Exact name of Registrant as specified in charter)
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Virginia	001-12658	54-1692118
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

4350 Congress Street, Suite 700, Charlotte, North Carolina		28209
(Address of principal executive offices)		(Zip code)
Registrant’s telephone number, including area code
(980) 299-5700
Not applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2018, each of the Executive Compensation Committee of the Board of Directors and the Board of Directors (together, the “Board”) of Albemarle Corporation (the “Company”) took the following compensation actions.
2018 Base Salaries
The Board established the following base salaries for our executive officers for fiscal year 2018: Luther C. Kissam, IV ($1,000,000); Scott A. Tozier ($588,000); Karen G. Narwold ($509,250); Donald J. LaBauve, Jr. ($304,000); and Matthew K. Juneau ($427,000). Mr. Juneau is expected to retire in March 2018 and his salary is unchanged from 2017.
2018 Annual Incentive Plan
The Board approved the fiscal year 2018 annual incentive plan target award percentages for the executive officers of the Company, pursuant to the Albemarle Corporation 2017 Incentive Plan (the “Incentive Plan”). Under the Incentive Plan, each of these executive officers is eligible to receive an annual cash incentive payment of zero to two times a target percentage of their respective base salaries if certain company-wide criteria established by the Board are met for 2018. The target percentages of base salary are as follows: Mr. Kissam, (125%); Mr. Tozier (75%); Ms. Narwold (75%); Mr. Juneau (75%); and Mr. LaBauve (40%). However, as a result of Mr. Juneau's expected retirement in March 2018, he is not expected to receive a pay-out for his 2018 annual incentive award opportunity. For superior corporate performance and subject to the achievement of specific individual performance goals, up to two times the target amount may be earned. The maximum award opportunities for 2018 are as follows: Mr. Kissam ($2,500,000); Mr. Tozier ($882,000); Ms. Narwold ($763,875); Mr. Juneau ($640,500) and Mr. LaBauve ($243,200). In 2018, if the Executive Compensation Committee certifies that earnings before interest, taxes, depreciation and amortization exceed 5% of net sales, the awards will initially be determined at maximum. The annual incentive awards actually paid to these executive officers are then adjusted to a level at or below the plan maximum in accordance with the actual Company performance, individual performance, and award targets described above. The Board bases the annual incentive awards for named executive officers on performance measures allowed by the Incentive Plan and uses its negative discretion to pay incentive awards for the executives at the performance level achieved against the goals. Any incentive payments earned under the Incentive Plan for 2018 will be paid in the first quarter of 2019.
2018 Long Term Incentive Grant
The Board approved, with a grant date of February 23, 2018, a total grant value of up to $30 million for the 2018 long term incentive plan, consisting of: (i) Stock Options, which will vest on the third anniversary of the grant date, and which will expire February 23, 2028; (ii) Restricted Stock Units (“RSUs”), one-half of which will vest on February 23, 2021 with the remaining half vesting on February 23, 2022; and (iii) Performance Stock Units (“PSUs”), one-half of which will vest in early 2021 at the time of determination that the Company’s total shareholder return (“Total Shareholder Return”) relative to its peers meets the Company’s related performance goals and one-half on January 1, 2022.
Total Shareholder Return is calculated by dividing (a) the sum of the dividends paid during the performance period and the difference between the twenty-day average daily closing price of the Company’s shares at the end and the beginning of the measurement period, by (b) the twenty-day average daily closing price of the Company’s common shares at the beginning of the performance period. The Company’s Total Shareholder Return for the 2018 grants is compared to the Total Shareholder Return of the Company’s peer group of 17 similarly-sized (in terms of revenue) chemical companies (the “Peer Group”). The threshold performance level for the PSUs (25% pay-out) is at the 25th percentile of the Peer Group and the target performance level for the PSUs (100% pay-out) is at the 50th percentile of the Peer Group. The superior performance level begins at the 75th percentile of the Peer Group results and results in a 200% pay-out. Awards for performance between the specified performance levels will be interpolated.
Each of the grants listed above are subject to the terms set forth in the Notice of Option Grant, Notice of Restricted Stock Unit Award and Notice of TSR Performance Unit Award.
The values of the equity granted to each executive officer are set forth below, and are apportioned 25% in the form of Stock Options, 25% in the form of RSUs and 50% in the form of PSUs, except that Mr. LaBauve received 50% in the form of RSUs and 50% in the form of PSUs: Mr. Kissam ($4,000,000); Mr. Tozier ($1,050,000); Ms. Narwold ($1,000,000) and Mr. LaBauve ($150,000). Mr. Juneau did not receive an equity grant for 2018. The value of PSUs included in the above figures reflects the approximate number of PSUs that each named executive officer would receive for target level performance by the Company multiplied by the grant date closing stock price.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2018

ALBEMARLE CORPORATION

By:	/s/ Karen G. Narwold
Karen G. Narwold
Executive Vice President and Chief Administrative Officer